Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	November 23, 2018

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Financial Long Only Fund, LP (“BLOF”), Basswood Financial Fund, Inc. (“BFF, Inc.”) and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to Basswood Financial Fund, LP “BFF”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Opportunity Partners, LP (“BOP”), BFF, Inc. and Basswood Enhanced Long Short Fund, L.P. (“BELS” and, together with BFF, BOF, BLOF, BFF, Inc. and BOP, the “Funds”) and the managed accounts and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed accounts. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or managed accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or managed accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C. also disclaims beneficial ownership of the shares held directly by BLOF, Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.
Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.

2.
Represents a cross-trade between certain separate accounts managed by Basswood Capital Management, L.L.C. (the “Managed Accounts”), in which the Managed Accounts disposed of and acquired the reported shares.

3.	Represents a cross-trade between the Managed Accounts and Basswood Financial Fund, Inc., in which the Managed Accounts disposed of and Basswood Financial Fund, Inc. acquired the reported shares.
4.
Represents a cross-trade between the Managed Accounts and Basswood Financial Long Only Fund, LP, in which the Managed Accounts disposed of and Basswood Financial Long Only Fund, LP acquired the reported shares.

5.	Common Stock held directly by the Managed Accounts.
6.	Common Stock held directly by Basswood Financial Fund, Inc.
7.	Common Stock held directly by Basswood Financial Long Only Fund, LP.
8.	Common Stock held directly by Basswood Opportunity Fund, Inc.
9.	Common Stock held directly by Basswood Financial Fund, LP.
10.	Common Stock held directly by Basswood Opportunity Partners, LP.
11.	Common Stock held directly by Basswood Enhanced Long Short Fund, L.P.
12.	Common Stock held directly by Bennett Lindenbaum.
13.	Common Stock held directly by Matthew Lindenbaum, which includes 899.820 shares of Common Stock underlying a restricted stock unit award.